Exhibit 10.126.1: Certain confidential information in this Exhibit 10.126.1was omitted and filed separately with the Securities and Exchange Commission (“SEC”) with a request for confidential treatment by Inter Parfums, Inc.

TRADEMARK LICENSING AGREEMENT

THE FOLLOWING PARTIES:

-	QS HOLDINGS SARL of L-1628 Luxembourg, 1, rue de Glacis, Duchy of Luxembourg and having a branch office at Rue Centrale 115, CH-2503 Biel, Bienne, Switzerland
-	represented by its Senior Vice-President, Mr Peter Bloxham Peter and hereinafter referred to as the "Licensor"

Party of the first part,

AND

-
INTER-PARFUMS, a "société anonyme" [type of company limited by Shares] whose registered office is located at 4, rond-point des Champs Elysées, 75008 Paris, France, recorded on the Paris Companies Register ["RCS"] with number 350 219 382, represented by its Chairman and Chief Executive Officer, Mr Philippe Benacin, and hereinafter referred to as the "Licensee,"

Party of the second part,

After agreeing the following by way of prologue:

The Licensor, together with its parent and affiliated companies, is the owner of the trademarks "QUIKSILVER" and "ROXY" and the logos that are associated with them, including but not limited to the "Mountain & Wave" logo and the "Heart" logo that it registered as marks in various countries throughout the world and under which it has for many years now designed, developed, manufactured, distributed and promoted a vast line of clothing, accessories, sports equipment and associated products designed for a dynamic customer base that adopts a relaxed lifestyle, stemming from a board riding heritage, with an exclusive and upscale range.

The marks "QUIKSILVER" and "ROXY" and their associated logos have in the Licensor's field of business acquired a worldwide renown and the Licensor wishes to expand more into the area of cosmetics, skin care and perfumes.

For its part, the Licensee has a first-rate position on the world-wide market for perfume and cosmetics products, thanks to the resources and the long experience it has both in the field of design and development and in the field of communication and distribution.

In the scope of the negotiations between the Licensee and the Licensor, and in consideration of the beneficial effect that the joining of their respective forces will not fail to have on their businesses, the parties have examined the conditions under which the attribution of a licence for the perfumes to the Licensee could be done to their mutual benefit.

THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

1.1
The expression "Marks Granted" used in this Agreement refers, in addition to the names "QUIKSILVER" and "ROXY," the marks listed in Appendix 1 hereto applied to the "Products" as defined below and in the International Class 3 of mark filing, as well as to the names, abbreviations, symbols and other distinctive signs, that are currently or will in the future be associated with them at the initiative of the Licensor or at the proposal of the Licensee and explicitly accepted in writing by the Licensor.

1.2
The term "Products" means the perfume, cosmetic, toiletry and face-care and skin-care products including sun-care products, sold under one or more of the "Marks Granted" as described in Appendix 2 hereto, being expressly agreed upon that for present and future perfumes and deodorants for men the Licensor will exercise its rights according to the provisions of Section 2.3 hereafter.

1.3
The term "Territory" means all the countries in the world in which the Marks Granted are registered in International Class 3 or as approved by the Licensor in writing pursuant to Article 7.7, including Duty-Free sales zones. Attached in Appendix 1 of this Agreement is a list of the applications for marks and registrations of current marks of the Licensor in Class 3, by country and listing the designated products.

1.4
The expression "World-wide Net Sales" means, for the purposes of calculating the fees, the worldwide sales figure of the sale of the Products including invoicing of point-of-sale advertising, it being specified that this is the pre-tax amount of the sales invoiced by:

•
the Licensee to all its "retailers" (any sales outlet or space selling to the end consumer that is authorised to sell the Products), provided that if the sale is to a retailer owned or controlled by the Licensee the amount will be deemed to be that amount which the Licensee would have charged the retailer if the retailer was not owned or controlled by the Licensee;

•
the Licensee to the "independent distributors" (any independent company that is authorised to resell the Products by virtue of a written contract or by agreements with the Licensee to retailers in one or more countries). "Independent distributor" will mean any entity that is not controlled by the Licensee in the meaning used in the provisions of Article 233-3 of the French Commercial Code;

•
by local distributors or subsidiaries that are controlled by the Licensee in the meaning used in the provisions of Article 233-3 of the French Commercial Code, to retailers (any sales outlet or space selling to the end consumer that is authorised to sell the Products).

1.5	The expression "Launch of New Products" means the operations described in Appendix 3.

1.6
The expression "Advertising and Promotional Activities" means: only purchases of advertising space of any kind and in all media, the distribution of free products (samples, collateral) and the point-of-sale advertising, including promotional items. It also includes the following expenses: staff costs incurred in respect of selling or presenting the Products in shops, opening stands, participation in trade shows and shows and presentation areas of the Products.

1.7	The expression "point-of-sale advertising" (or "POS advertising") means: testers, miniatures (5 ml), samples (2 ml), counters, display units, signs, shopping bags and blotters.

ARTICLE 2 - LICENCE

2.1 The Licensor grants to the Licensee which accepts, as of the effective date of this Agreement by virtue of Article 11, below, an exclusive licence to use the Marks Granted, for designing, developing, manufacturing, selling, distributing and marketing the Products in the Territory, in accordance with the provisions and conditions of this Agreement. In this context, use of the term "exclusive" means that, for the entire term of this Agreement, the Licensor shall refrain from granting other licences pertaining to the creation, development, manufacturing and/or selling of the Products that carry the Marks Granted in accordance with Article 10.1.

2.2  The Licensee hereby explicitly undertakes to exploit its best efforts to promote, develop and expand sales of the Products in the Territory, so as to ensure continuous and growing knowledge of and demand for the Products in and through each of the countries in the Territory.

The Licensee also explicitly hereby undertakes to manufacture or cause to be manufactured sufficient quantities of Products up to the term of this Agreement so as to satisfy the demand for the Products and to promote the Products by all appropriate, modern, significant and effective advertising means.

2.3 The Parties agree than as pertains to the special case of perfumes and deodorants (eaux de toilette and eaux de parfums, lotions, after-shave balms and deodorants) for men under the "QUIKSILVER" brand, the exercise of the rights granted above in Article 2.1 is subject to the Licensor's prior consent being obtained, it being specified that the Licensor shall freely decide on the action to be taken in response to the request from the Licensee to create such a product.

2.4 Since this Agreement is strictly personal between the Licensor and the Licensee, neither party is consequently authorised to assign or transfer to any third party whatsoever all or part of its rights or obligations arising out of this Agreement, with the exception of the Licensor, which may freely transfer or assign the rights arising out of this Agreement to any entity that belongs to the Quiksilver Group according to Section L.233-3 of the Code de Commerce, on condition that such transfer or such assignment maintains for the Licensee the same rights over the Marks Granted by virtue of the present Agreement. Furthermore, since the rights granted to the Licensee by this Agreement are strictly personal and non-transferable and non-assignable, the Licensee undertakes not to grant total or partial sub-licences of its rights granted under this Agreement, and undertakes not to provide as collateral, not to pledge or grant any right drawn from this Agreement to any third party whatsoever.

ARTICLE 3 - BASIC PRINCIPLES

3.1 The Licensee, in coordination with the Licensor and subject to the Licensor's consent, will have the choice of sub-contractor, the initiative and the direction of manufacture of the Products of this Agreement for which it will solely assume responsibility under the conditions expressed below.

3.2 The Licensee, in cooperation with the Licensor, will also have the choice of service provider (creators of perfumes, bottle designer, pouch designer, etc.), the initiative and the responsibility for the creation, after the general direction of that creation has been defined with the Licensor, all of this in the general context described in this Article and in the scope of the universe that is exclusive to the QUIKSILVER and ROXY brands.

3.3 The Licensee is authorised, totally at its own liability, to entrust distribution of the Products to any independent companies and/or subsidiaries controlled by the Licensee and undertakes to ensure that such companies/subsidiaries comply with the terms of this Agreement.

3.4 As a result of the foregoing, the Licensee undertakes to comply with, and to ensure that its associates constantly comply with, in all its actions and initiatives, the image of quality, of high class and of originality associated with the Marks Granted, particularly as concerns the quality of the Products of this Agreement, their creative aspect, their publicity, their promotion and their distribution. The Licensee will comply without delay with any reasonable instruction from the Licensor pertaining to the manner and form of use of the Marks Granted.

3.5 The Licensee undertakes to comply, and to ensure that its employees, representatives, agents, authorised agents and/or assigns, as well as its affiliates and sub-contractors will comply, for the term of this Agreement, with all the laws and regulations in effect on the Territory concerning the purpose hereof.

3.6 In this connection, the Licensee represents, in its own name and on behalf of all its affiliates, that all the insurance policies required for performing the subject of this Agreement have been and will be taken out and paid in the lawful manner and maintained in full force and effect at all times. As concerns the civil liability policies, the Licensee undertakes to take out such a policy covering its activities under this Agreement for an amount that is adequate and sufficient and in line with the norms and usual business practices of the industry and having regard to the nature of the Products.

The Licensee also undertakes to include the Licensor and its affiliates, as well as their managers, chairmen, employees, officers and contactors as additional named insured beneficiaries.

The Licensee also undertakes to supply the Licensor with an insurance certificate of currency once this Agreement is executed and at any reasonable request made by the Licensor.

3.7 The Licensee, for the term hereof, shall refrain from using as a business name or corporate name, by any of the entities in which it may have a direct or indirect equity holding or control, any of the Marks Granted, and more generally the names "QUIKSILVER" and/or "ROXY" and the related logos.

3.8 The parties agree that the good name and renown of "QUIKSILVER" and "ROXY" and the other Granted Marks in the Licensor's field of business is a significant factor of these marks. In this perspective, the Licensor and the Licensee both attach paramount importance to ensuring that in all fields the upscale, quality and exclusive-style image attached to the "QUIKSILVER" and "ROXY" marks and the other Granted Marks is and should be permanently respected.

In this perspective, the Licensor undertakes to maintain the good name and renown of the names "QUIKSILVER" and "ROXY" in its exclusive field, so as to regularly support the Licensee in its efforts to position the "QUIKSILVER" and "ROXY" marks on the markets of beauty products and perfumes.

ARTICLE 4 - CREATION, MANUFACTURE, DISTRIBUTION

4.1 The Licensee will be responsible at its own cost and expense for creating, designing, developing and manufacturing the Products, in compliance with the principles stated in Article 3, above, and subject to the Licensor's prior written approval.

4.2 The Licensee shall take on the entire task of designing, developing and manufacturing the Products on a world-wide and exclusive basis. The Licensee undertakes to create and market products of great quality of design, execution and aesthetics on the international market for beauty and perfume products of a standard of style and quality that is comparable to the brands listed in Appendix 6. The Licensee will solely be responsible for complying with any relevant laws and regulations in each country of the Territory and will obtain any regulatory approval, customs clearance and authorisation that may be necessary for designing, manufacturing, promoting, distributing and selling the Products (including but not limited to the packaging of the Products).

4.3  Creation of the Products and of the advertising visual:
The creation of the Products and of the advertising visuals concerning these Products must occur in a consistency of style that is exclusive to the "QUIKSILVER" and "ROXY" universe, and to guarantee this consistency, the Licensee will involve the Licensor, whose approval will be required, with all the stages of the creation and development, it being specified that in all circumstances the parties will make their best efforts to cooperate so as to end up with a shared project, and it being understood that the Licensor reserves the right of final approval of the creation’s project and the advertising visual for the Products.

For any Product creation, the Licensee will seek the prior written consent of the Licensor on the project to the following major stages:

•	Development of the Product concept;
•	Production of the briefs for the creators (design and perfume) giving them work instructions;
•	Development of the design of the bottle;
•	Development and choice of the liquor;
•	Development and choice of the packaging;
•	Choice of the Product's name;
•	The concept of the advertising visual and page mock-ups relating to the new Product planned and intended for advertising.

4.4. Industrial development or technical development of the Products:
The Licensee undertakes to ensure that the Products are manufactured according to the industry's quality standards so that they are in conformity with the upscale style of the environment of "QUIKSILVER" and "ROXY" and the other Granted Marks.

In particular, the manufacture of the Products and the disposal of any surplus or waste raw materials, ingredients or Products must be in conformity with all laws and regulations, and health and safety standards, in all the countries comprising the Territory, and must, in particular, respect the environment, and the Licensee must not test any Products, ingredients or raw materials on any animals.

Furthermore, the manufacture of any Product must be in conformity, and the Licensee shall do its best efforts that all the factories and sub-contractors that it will use are also in conformity, with the provisions of the "Quiksilver Ethical Standard of Trade" (Quest Code), that is reproduced in Appendix 7 hereto.

The Parties agree that the Licensee will retain control over all the technical stages of the industrial development. It will be free to select the suppliers of the packaging items (moulds, lids, pumps, pouches, spacers, labels, etc.), it being understood that prior to any commencement of manufacture, the Licensee will seek the prior written consent of the Licensor, which will be given as quickly as possible.

The Licensor may, subject to reasonable advance notice sent to the Licensee and at the reasonable costs of the Licensee, during regular opening hours, inspect any production units, including the production units of sub-contractors, suppliers, etc., of the Licensee where any Product is produced, to enable the Licensor to verify that the Licensee is complying with the provisions of this Agreement concerning the type and quality of Products and the use of any one of the Marks Granted in relation to the Products.

The Licensee will send the Licensor for information purposes, within a reasonable time prior to the launch of each Product or new line of Products of this Agreement, samples or mock-ups of the Products in question, with their packaging, for the Licensor's prior written consent.

If the Licensor has not presented reservations in writing to the Licensee within [___________]1 after the receipt of the samples or mock-ups, it will be deemed to be satisfied with the plan.

Otherwise, if the Licensor does notify the Licensee in writing of any reservations or notifies the Licensee in writing that it does not approve any one of the Products or new line of Products within [___________]2  Confidential  after the receipt of samples or test models, the parties will negotiate on the measures to be taken to take the Licensor's wishes into account. In all circumstances, the parties undertake to apply their best efforts to cooperate so as to jointly devise a plan that is satisfactory for both parties. Also in all circumstances, the Licensee will not manufacture, distribute, market or sell any Product or line of Products, unless the Licensor has approved them in advance or is considered to have approved them in accordance with this Article 4.4.

In general, it is explicitly agreed that it is the Licensor that has authority to give the final and necessary approval for any plan and any Product or line of Products, and that the Licensee may not undertake any measures consequent to a plan submitted to the Licensor without the objections that may potentially be raised by the Licensor first being taken into account by the Licensee to the satisfaction of the Licensor.

1  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:1
2  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:2.

4.5	Quality control:

The Licensee shall perform the quality control and inspections required prior to delivery of the Products to the customers.

The Licensor reserves the right to approve and/or reject any Product for reasons relating to its quality, style or appearance.

The Licensee will solely assume responsibility for the conformity of the Products with all laws and regulations concerning health and safety.

The Licensee will indemnify and hold harmless the Licensor and its affiliates, together with their respective directors, officers, employees, agents and contractors from and against any claims, costs, expenses, losses and liability (including reasonable attorney’s fees) suffered or incurred by any of them arising directly or indirectly from any complaint or challenge brought by any customer or consumer of the Products, any failure by the Licensee to comply with any law or regulatory requirement, for any other attack arising out of or relating to the Products, for any other failure by Licensee to comply with this Agreement, and/or for any court award that may result from any of the foregoing.

Without limiting and of its other rights, the Licensor may by notice in writing require the Licensee at the Licensee’s sole cost to immediately effect a recall of any of the Products if, in the reasonable opinion of the Licensor, such Products pose a health or safety risk for any person or are likely to result in any event that could materially material impair or devalue the goodwill or reputation of the Granted Marks. Licensee will immediately comply with any such notice and will co-operate fully with the Licensor’s PR and/or crisis communication team and response plans.

4.6 Distribution System
The Licensee will organise the distribution of the Products of the Agreement within the Territory on a selective basis, restricting the sale only (a) to "perfumeries" and perfume departments of department stores that fit with and enhance the brand image of QUIKSILVER and ROXY, taking as a reference the sales outlets of the competing products of the Products on the Territory (the list of which is reproduced in Appendix 6 hereto) and (b) to franchised or licensed retail outlets bearing the "QUIKSILVER" or “ROXY” name or other retail concept belonging to Licensor or its affiliates as advised to the Licensee by the Licensor in writing ((a) and (b) collectively referred to as the “Approved Distribution Channels”).

Despite the foregoing, the Licensor may at any time and from time to time notify the Licensee in writing that the Licensor does not regard a particular outlet or outlets within the Approved Distribution Channels as being suitable for distribution of the Products and directing the Licensee not to supply any Products to such outlet(s) if, in the reasonable opinion of the Licensor, such outlet(s) does(do) not adequately uphold or reflect the brand integrity, positioning or image of the Granted Marks. The Licensee shall comply with any such notice as soon as it is able to do so.

The Products may not be distributed, sold or marketed by the Licensee in any distribution system or outlets outside of the Approved Distribution Channels, without the prior written consent of the Licensor.

For sales of Products to any retail outlet owned by the Licensor or by an affiliate of the Licensor, the Licensee shall offer the most favourable wholesale price offered to any other customer of the Products in that country less a [___________]3 discount.

For sales of Products to any retail outlet that is franchised or licensed by the Licensor or an affiliate of the Licensor to operate under the "QUIKSILVER" or “ROXY” name or other retail concept belonging to Licensor or its affiliates, the Licensee shall offer such outlet the most favourable wholesale price offered to any other customer of the Products in that country and shall pay to the Licensor a royalty equal to [___________]4 of such price for all goods sold to such outlet.

For sales of Products to any retail outlet that is part of the Licensor’s or its affiliates’ own distribution channels for products other than the Products (including but not limited to specialist surf and board sports stores, sports stores and specialty retail and department stores), the Licensee shall pay to the Licensor a royalty equal to [___________]5 of the wholesale price for all goods sold to such outlet.

Royalties payable under this Article are in addition to and due at the same time as the fee payable under Article 9.1.

4.7 Approved selling via the Internet
The Licensee may not authorise its distributors and approved retailers to sell and promote the Products and the Marks Granted on the world wide web, and may not itself sell or promote the Products and the Marks Granted except on condition that it first obtains the Licensor's written consent, and the Licensor is free to refuse such, on all projects. In this connection, the Licensee undertakes, among other things, to respect the selective environment of the Products, to preserve or ensure the preservation of the upscale positioning of the Marks Granted and to ensure that all the rules stipulated in this Agreement are followed, and that such presentation may be considered as "the electronic shop window" of the distributor or of the approved retailers.

The Licensee, in the event that it has obtained the Licensor's prior written consent on a plan to sell over the Internet, and particularly after the Licensor has been fully informed of the project by the Licensee, undertakes to apply its best efforts to monitor the sales over the web by requiring from its retailers and/or distributors a signed contract, submitted for the prior acceptance of the Licensor, that sets the rules for selling over the Internet, so as to prevent, within the applicable legal limits, the risks inherent in selling over the Internet.

4.8 The Licensee will also decide on the launches, selling conditions and selling prices, and sales promotions, after notifying the Licensor of such in advance in the scope of the working meetings described below and after gaining the Licensor's prior written consent..

The Licensee will provide the Licensor on an annual basis with its pricing policy applicable to the Products.

In accordance with the accepted practices of the business, the Licensee will be able to apply a discounted pricing policy for the sale of discontinued Products, in coordination with the Licensor.

3  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:3.
4  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:4.
5  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:5.

4.9 The Licensee and the Licensor will meet regularly at their mutual convenience to bring each other up to date about all the corporate initiatives in the scope of the performance of the Agreement and conformity with its provisions. The Licensee undertakes to provide the Licensor, at Licensor's first request, with any information that Licensor may wish to have in the scope of preparing for and holding these meetings. During these meetings, the representatives of the parties to this Agreement will deal, in particular, with:

-	mutual analysis of the progression and operating results of the Products of the Agreement and, as relevant, of the promotional products;

-	the quality of manufacture of the Products;

-	the distribution and marketing of the Products;

-	the use of the advertising and promotion budget, as specified in Article 7 hereof, and in particular of the ratio between the media advertising budget and the POS advertising budget;

-	defining, if relevant, new directions;

-	any other issues concerning the performance of the Agreement.

CLAUSE 5 - MARKS, INDUSTRIAL PROPERTY

5.1 The Licensor undertakes to guarantee to the Licensee for the term of this Agreement, and Licensee acknowledges the validity of the Marks Granted and their ownership by the Licensor or affiliated companies, the material existence of the registrations of the Marks Granted that are shown in Appendix 1 hereto, within the limit of the applicable laws and regulations.

The Marks Granted, signs of all kinds and logos must appear clearly, visible to the naked eye in a defined graphic plan on the bottles, boxes, packaging and display cabinets, as well as in all advertising. This graphic plan for the products bearing the ROXY mark must include the placing in a clear and legible fashion on all the Products, (a) of the name "ROXY," with or without its logo, and (b) in a clearly separated way, i.e., not in any circumstances following the name ROXY, but in other places of the products and/or of their packaging, and in smaller characters, the phrases "(BY) QUIKSILVER," "(By) QUIKSILVER PARFUMS" or 'ROXY (BY) QUIKSILVER PERFUMES."

Without limiting the foregoing all Products and any packaging and instruction for the Products must include a statement to the effect of: “Made under licence by Inter-Parfums SA”.

The Licensee will have exclusive rights, for the term hereof, to the use of the name "ROXY" and to the use of the Marks Granted on alcohol products (perfumes) and derivative bath lines, exploited in the scope of this Agreement, for the marketing and distribution of the Products.

The Licensee will be allowed to make mention in everyday commercial and stock-market documents pertaining to its business of one or more of the Marks Granted, with the same treatment as the other marks whose distribution it performs.

However, any public announcement or public reference to one of the Marks Granted, in the scope of the above paragraph, will be subject to the Licensor's prior written consent.

The use made of the Marks Granted must contribute to the marketing of the Products, to the exclusion of any other use. It is understood that the Marks Granted, as used to market the Products, are used in such a way that they may not be discredited in the eyes of the public.

No statement or notice may be placed that is prejudicial to the visibility of the Marks Granted, nor may any statement or notice be placed that may reduce their importance and style in the eyes of the public.

Any use by the Licensee of the Marks Granted shall expand the goodwill and reputation of the Marks Granted, to the Licensor's benefit. It is explicitly agreed that the Licensee will not by the effect of this Agreement acquire any right of any kind whatsoever over the Marks Granted. The Licensee will comply with all written instruction from the Licensor pertaining to the manner and form of use of the Marks Granted.

5.2 The costs of maintaining these Marks Granted current will be covered by the Licensor. The Licensee undertakes to work with the Licensor to supply it with any document required for the filing of the Marks Granted, for their renewal or for the filing of new Marks Granted.

5.3 The Licensee may, if necessary, ask the Licensor to register the Marks Granted in other countries in International Class 3. The registrations will be done solely in the Licensor's name and/or in that of an affiliate if it deems it justified in respect of the project and of the commercial plans. The Licensee's request for such additional registrations will be examined in good faith by the Licensor, which remains the sole decision-maker as to the filing and which will pay any additional filing costs. The Licensee undertakes, as required, to supply any signature, document and/or assistance in obtaining the filings of the Marks Granted under this article.

5.4  The Marks Granted and the forms or any other technical data whatsoever relating to the composition and/or manufacture of the Products of the Agreement (including any patents), and all the drawings and models (bottles, packaging, labels, etc.) and all instructions, marketing materials, POS advertising materials and advertising materials developed by the Licensee or on its behalf and registered or not by it will be and will remain the property of the Licensor, and the Licensee hereby assigns, sells and transfers to the Licensor on an irrevocable basis all rights that it may hold in such way.

The Licensee undertakes to assign back to the Licensor at no cost, at its first request, any registration of the Marks Granted that may have been done in the Licensee's name, which may relate only to the case in which in a particular country, the registration could not be requested except in the name of the Licensee, could not have been performed in the name of the Licensor, and could not have been performed and where the Licensor had provided its prior written consent. The Licensee undertakes then to sign without delay at the Licensor's request any document involved in such assigning back.

In general, the Licensee hereby undertakes to give the Licensor, at simple request and without delay, any signature and any document that allows full applicability of this article and in particular the full and entire ownership by the Licensor of the Marks Granted.

ARTICLE 6 - COUNTERFEITS

6.1  In the event that acts are reported on the part of third parties that may constitute acts of counterfeit or infringement of the Marks granted - but also of any drawings, models, copyright, and more generally, of all of the Licensor's intellectual property rights, but also acts of unfair competition and/or free-riding or any act that is equivalent under the law of any country in the Territory - that are associated with the Products and with this Agreement, the Licensor shall be the one to first have jurisdiction over any complaint and/or legal action that it may decide to initiate, if it should decide so to do, it being specified that it is in no way required so to do.

If the Licensor does decide to act, solely at its discretion, the Licensee undertakes to cooperate with it in full and without reservation; the fees incurred for the actions shall be borne by the Licensor, and the legal damages and financial awards that may be ordered in its favour will be entirely and exclusively attributed to it, unless the Licensee chooses to join the suit and participate therein, in which case the two parties will cover their own costs and the legal damages and financial orders in their favour will be distributed between the parties proportionally to the share they took of the costs of the actions.

If the Licensor decides not to act, the Licensee may decide to do so along, in its own name and for compensation of its own loss; in such a case, the Licensor undertakes to cooperate with it fully and without reservation. The costs incurred for such actions will be borne by the Licensee, and the legal damages and financial awards that may be ordered in its favour will be entirely and exclusively attributed to it.

6.2  The Parties agree that the Licensee undertakes to compensate the Licensor for any loss resulting from a third-party action based on the counterfeiting nature of the Marks Granted, as exploited by the Licensee if it breaches its obligations under this Agreement.

ARTICLE 7 - ADVERTISING, LAUNCH OF NEW PRODUCTS, "ROAD MAP"

7.1 The Licensee, in the scope defined in Article 3 hereof, will have the initiative and responsibility for the advertising and promotion of the Products of the Agreement, and the choice of service providers (advertising agency, purchasing group, photographers, etc.), after their general directions, which will be consistent with the QUIKSILVER and ROXY universe, have been defined, and after the prior written consent of the Licensor.

7.2 The Licensee will devote the costs pertaining to the Advertising and Promotion Activities and for that purpose, it undertakes to devote to them with its distributors for the Advertising and Promotion Activities a joint budget that is sufficient to ensure good expansion of sales and that will not be less:

It being understood and agreed that [___________]6 of the budget set above will be devoted to the media made up of TV, press and magazines, including those published by the large sales outlets, such as DOUGLAS, MARIONNAUD and SAKS.

-	from 1 January 2007 to 31 December 2009: than [___________][7]of the value of the World-wide Net Sales (exclusive of POS advertising) made by the Licensee over the previous calendar year;
-
-	from 1 January 2010 to 31 December 2017: than [___________][8]of the value of the World-wide Net Sales (exclusive of POS advertising) made by the Licensee over the previous calendar year,

6  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:6.
7 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:7.
8 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:8.

During the period from 1 January 2010 to 31 December 2017, any launch of any new Products must be accompanied on the Licensee's part by greater advertising expenses, the amount of which must not be less than the amount devoted at the equivalent launch of a comparable new Product during the period from 1 January 2007 to 31 December 2009. Without limiting the foregoing, the amount spent on Advertising and Promotion Activities relating to the launch of any new Product during the twelve (12) month period from such launch must be sufficient and adequate for a high end product of its nature and in line with industry practices for the launch of equivalent products from comparable brands, including for example, those brands listed in Appendix 6.

7.3 The parties agree than in launch period, the geographical distribution of expenses above at Article 7.2 will be determined in cooperation with the Licensor depending on the strategy of positioning the Marks Granted on the markets being considered and that they will fix the value of it by reference to the normal practices of the market of selective perfumes.

7.4 The Licensee will consult the Licensor on any creative approach concerning any advertising material for the Products, including advertisements by means of posters, brochures, POS advertising, newspapers, magazines, radio and television. The Licensee undertakes to ensure that the marketing and advertising for the Products is not in way in conflict with the quality, the standards and the style of the advertising and marketing of the Licensor and its affiliates, and undertakes not to harm or diminish in any way the reputation of the name and image of the marks throughout the world.

In particular, the Licensee and the Licensor will coordinate on:

-	the creative content of the advertising;
-	the choice and definition of the broad outlines (goals to be assigned to the communication, message to be put over, etc.);
-	the means of application planned (media, topics, etc.),

it being specified that the Licensor will have the final choice and decision, and that no project may be performed without the prior written consent of the Licensor.

If the Licensor has not disapproved it by written within [___________]9 business days from the reception by the Licensor of the projects, the Licensor will be deemed to have approved them.

In the event of disagreement, the Licensor will notify the Licensee of its refusal along with the explanation of the grounds for the refusal no later than [___________]10 as of the meeting between the Licensee and the Licensor during which the Licensee presented the factors cited above. In the event of disagreement, the parties will apply their best efforts to reach a consensus within [___________]11 days as of the notification by the Licensor of its refusal.

 9  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:9
10  Confidential information omitted and filed separately with the SEC with a  request  for confidential treatment by Inter Parfums, Inc. No. 10.126.1:10.
11  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:11.

7.5 Launch plan:
The Licensee undertakes to launch at least [___________]12 new lines of perfumes and/or skin care and body care lines throughout the term of this Agreement according to how the operations described in Appendix 3 hereto progress. For this purpose, the Licensee undertakes to apply its best efforts to follow the launch timetable for the Products reproduced in Appendix 3.

7.6 "Road map" (forecast sales):
Without prejudice for its rights arising out of this Agreement, the Licensee has in Appendix 4 hereto drawn up, on an indicative basis, an estimate of the revenue from sales of the Products to distributors and an estimate of the local gross revenue of sales of the Products by the distributors to the sales outlets so as to enable the Licensor can assess against the goals that the Licensee has set itself the planned positioning of the QUIKSILVER and ROXY marks in the care and perfume field. However, it is explicitly agreed that this forecast revenue plan will not in any respect constitute an obligation of due care and/or an obligation to achieve a specified result upon the Licensee and that the lack of achievement of these objectives will not be classified as a contractual breach by the Licensee.

7.7 Plan to expand the distribution system
The Licensee will apply its best efforts to gradually extend the distribution system of the Products within the Territory, by geographical areas and according to the priority order as proposed in Appendix 5 hereto.

The introduction of an expansion plan pursuant to Appendix 5 requires first, for each country concerned, the registration by the Licensor and in its name of the Mark or Marks Granted, or at least the prior written consent of the Licensor, for example, if the registration of the Mark or Marks Granted is not yet announced, but if there is no serious risk identified by the Licensor for the exploitation of the Mark or Marks Granted in the country.

ARTICLE 8 - PROMOTIONAL ITEMS

The Licensee may exploit (by sale or free delivery), under the Marks Granted, promotional items or products of any kind (outside the domain of the Products) only on condition that:

a)	the Licensor, which is free to refuse, has first authorised in writing the manufacture and distribution of the items at issue, of which the Licensee will have sent it a sample or a mock-up;

b)	the exploitation of these items remains ancillary to that of the Products of the Agreement, and

c)
the promotional items or products, where they promote the ROXY branded Products are labelled "ROXY (BY) QUIKSILVER PARFUMS" or "ROXY (BY) QUIKSILVER PERFUMES" and that no confusion can be made with the products marketed by the Licensor or its other licensees.

d)
By "Promotional Products" the parties mean items other than the Products, that serve to promote the sale of the Products, as for instance, cases, travel bags, bath sheets, umbrellas, etc., which in any case must consistently be put to the Licensor for its prior written approval.

12  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:12.

ARTICLE 9 - FEE - GUARANTEED MINIMUM -
FORECAST REVENUE

9.1	Fee
The Licensee undertakes to pay an annual fee, net of all withholding at source or other tax deduction of any kind whatsoever, of [___________]13 of the World-wide Net Sales, and which may not be less than the guaranteed minimum set at Article 9.6, below. This fee will be paid in four instalments by the Licensee to the Licensor within [___________]14 days following respectively the end of each calendar quarter, on the basis of a detailed report of sales along with the calculation of the fee. The Licensee will provide the Licensor within [___________]15 of he end of every month with a written report on the sales achieved, broken down by country, mark and product category, and showing the fee payable.

9.2 Each year by [___________]16 at the latest, the Licensee will provide the Licensor with a detailed report of the annual sales of the year just passed, certified by its auditor. This report will serve as the basis for calculation of the annual fee for the year just passed. In the event of any adjustment that may occur between the total of the quarterly fees paid for a particular year elapsed and the value of the annual fee calculated in this way for that same year, such adjustment will be charged upwards or downwards on the amount of the instalment of the first quarter of the following year.

9.3 The Licensor will at all times have a right to have the Licensee's declarations, and in particular the detailed reports on annual sales of Products audited, by a third party expert of its choice, and by providing reasonable advance notice. This audit may concern the last [___________]17 calendar years. The Licensee undertakes to retain the archives required for the time intended for this purpose, and to cooperate fully in the audit. In the event of an adjustment to the fees payable for one calendar year of an amount in excess of [___________]18 in favour of the Licensor, the Licensee, in addition to the cost of regularising the fees, will also pay the entire cost of the audit. Payment of theadditional fee and of the cost of the audit will take place, if applicable, within [___________]19 after the presentation of the result of the audit of the Licensee by the Licensor.

9.4 For the calculation of the quarterly fee, the values of World-wide Net Sales done in a currency other than the euro will be converted into that currency on the basis of the average exchange rate over that quarter.

9.5 The Licensee will keep the reports and accurate accounts of the expenses relating to the Activities of Advertising and Promoting the Products and to the promotional items distributed under the Marks Granted and will allow it to be audited once a year, with reasonable advance notice, at the Licensor's expense, by a chartered accountant authorised by the Licensor and sworn to professional secrecy.

13  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:13.
14  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:14.
15  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:15.
16  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:16.
17  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:17.
18  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:18.
19  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:19.

9.6 Guaranteed Minimum

The Licensee undertakes to pay the Licensor, over the entire term of this Agreement, the minimum annual fees (referred to as "Guaranteed Minima") determined in accordance with the table below, it being specified that the first annual Guaranteed Minimum will not be due for the contractual period of 1 April 2006 to 31 December 2007, since this period is devoted to the design and development of the first line of Products.

PERIOD	GUARANTEED MINIMA (pre-VAT) in euros
From 1 April 2006 to 31 December 2006	[___________][20]
From 1 January 2007 to 31 December 2007
From 1 January 2008 to 31 December 2008
From 1 January 2009 to 31 December 2009
From 1 January 2010 to 31 December 2010
From 1 January 2011 to 31 December 2011
From 1 January 2012 to 31 December 2012
From 1 January 2013 to 31 December 2013
From 1 January 2014 to 31 December 2014
From 1 January 2015 to 31 December 2015
From 1 January 2016 to 31 December 2016
From 1 January 2017 to 31 December 2017

ARTICLE 10 - NON-COMPETE AND LOYALTY

10.1  The Licensor shall refrain from exploiting or causing to be exploited in the Territory, over the entire term of this Agreement, the Marks Granted in the field of the Products, or from undertaking any actions that may cause harm to the exploitation of the Products of the Agreement by the Licensee, it being specified that the Licensor remains free to design, manufacture, sell, distribute and market any other product and to supply any other service under the Granted Marks or any product and any service, whether or not of a same or similar nature to the Products, under any other trademark, name or logo, whether directly or by granting any licence to any third party, throughout the rest of the world.

10.2  The parties undertake to perform this Agreement loyally and not to take measures, whether directly and/or indirectly, though cause harm to the Licensor or the Licensee and/or to the sale, distribution or image of the Products.

The Licensor has been informed by the Licensee of the marks other than the Marks Granted of which it is presently the owner or the licensee.

The Licensee's marks other than the Marks Granted, specified in the paragraph below, are stated in Appendix 8, below. The parties explicitly agree that the Licensee is authorised to exploit such marks only on condition that they do not concern any "outdoor" sport and only after prior written agreement by the Licensor, which may not refuse such agreement in unreasonable fashion, as long as these marks are not marketed in relation with any outdoor sport whatsoever.

The Licensee also hereby undertakes not to manufacture, market, distribute or sell products intended for or associated with any outdoor sport or any brand of outdoor sport, the expression "outdoor sport" including any individual and/or non-individual sport practiced in an enclosure such as surfing, snow, street, sea, mountain, and winter sport, and country sports, boarding sports, cycling, mountain biking, motocross, extreme sports, diving, beach sports (including, but not limited to, sea swimming, surf life saving, beach volley ball), triathlon, sail-boarding, country sports and adventure sports (including, but not limited to, trekking, hiking, camping and climbing), fishing, sailing, boating, kayaking, canoeing, rafting, sailing outriggers, and golf.

20  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:20.

ARTICLE 11 - TERM OF THE AGREEMENT

11.1 This Agreement takes effect as of 1 April 2006 and will continue in effect till 31 December 2017, i.e., for a term of 11 years and eight months.

11.2 [___________]21 prior to the expiration of this Agreement at its initial term, the parties will discuss in good faith whether they are interested in renewing this Agreement, provided that any such renewal is subject to the execution of a further written agreement between the parties. If both parties are interested in discussing a renewal, they will cooperate to set the terms and conditions of any renewal, it being agreed that the factors that may serve as the basis for discussion will include without limitation the results actually obtained by the Licensee in the scope of the performance of this Agreement .

11.3 It is explicitly specified that in all circumstances, including in the event that this Agreement is not renewed for any reason whatsoever, the Licensee undertakes to comply until the term of this Agreement with all the provisions of this Agreement, in particular to continue according to the typical practices the promotion of the Products and by paying the fee specified herein for the last year remaining to run.

11.4 The Licensor may terminate this Agreement unilaterally and without notice at any time by simple notification sent to the Licensee by recorded-delivery mail n the event that:
-
The Licensee would not have launched the New Products in conformity with the expansion plan discussed at Appendix 5 hereto in countries in which the Granted Marks are registered or in which the written consent of the Licensor is given in a accordance with the article 7.7, unless the lack of New Product launch is solely due to an act of God, i.e., if such lack is due to any outside event, such as war, uprising, insurrection civil war, sabotage, strike or other interruption of work, accident, fire, flood, earthquake, explosion destroying the premises, government measure or any other circumstance that is unpredictable and outside the wishes of the Licensee, on condition that once the cause of the act of God has disappeared, the Licensee has quickly performed its contractual obligations, and is not due to a fault or negligence of any kind of the Licensee;

-
The Licensee would have breached its obligation exploit its best efforts to promote, develop and expand sales of the Products in the Territory, so as to be able to ensure continuous and growing knowledge of and demand for the Products in and through each country in the Territory;

-
The Licensee, regardless of the reasons, has sold any Product that had not received the prior written acceptance of the Licensor, or that is of a standard or quality that is lower than the standard and quality approved by the Licensor;

-
The Licensee would have neglected its obligation arising out of this Agreement to manufacture, market and sell the Products so that the name and reputation of the Marks Granted would be or could be damaged;

-	The Licensee ceases to manufacture, distribute or sell the Products;
-
The Licensee should commit any act or action that is calculated for or potentially able to cause harm to the validity of the Marks Granted or to their owner, or should somehow challenge their validity or ownership;

-	The Licensee or its sub-contractors fail to comply with the QUEST Code and any related guidelines;

21  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:21.

-
The Licensee is placed under the "control" of any person, entity, company or business that operates in the field of the manufacture, supply or distribution of clothing, accessories or sport equipment that is meant for, has a connection with or is marketed by reference to any outdoor sport (as defined above). "Control" means direct or indirect control of the management or of the policy, including the control exercised as the result of or by means of arrangements or practices, whether or not based on legal or equitable rights; or

-
The Licensee should become insolvent, should be declared in bankruptcy, placed under protection from creditors, into court-ordered or voluntary liquidation, should assign its assets to its creditors, or should require the appointment of an administrator.

11.5 In addition to the cases specified in paragraph 11.4, each of the parties may terminate this Agreement in the event that the other party fails to comply with any one of the provisions of this Agreement which cannot be cured or, if it can be cured, if the defaulting party has not cured it within [___________]22 following official notice sent to it to do so by recorded-delivery letter. The termination will be notified by the same means no later than within [___________]23 after the official notice was sent, and no action was taken.

11.6 In any case, the Licensee may not make contractual commitments of a term in excess of this Agreement in its relationships with third parties that arise out of its rights and obligations as they appear herein.

ARTICLE 12 - REPRESENTATIONS BY THE PARTIES

12.1 The Licensee represents and guarantees that as of today's date, it and all the companies it controls, which might be involved in the performance of the purpose of this Agreement, have been duly and lawfully formed in accordance with the legal provisions applicable to them. The Licensee and its companies have, since they were formed, been in compliance with the law on corporations and the associated application measures, as applicable.

12.2 The Licensor warrants that it has not to date had knowledge of any circumstance that might hinder the marketing of the Products in the countries that it has listed in Appendix 1, in which the Granted Marks have been registered, as concerns exclusively the products concerned for which each Granted Mark has been registered in such countries.

ARTICLE 13 - RIGHTS AND OBLIGATIONS AT EXPIRATION OF THE AGREEMENT

13.1 At the expiration or termination of this Agreement, for any reason whatsoever:

-	unless it is specified otherwise in this Article, the Licensee will have no right to use the Marks Granted and the Licensee will not manufacture and will no longer manufacture any Product.

22  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:22.
23  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:23.

-
The Licensee will have the right for the [___________][24]after the expiration of the Agreement to sell its existing stocks of Products and of POS advertising material at the normal commercial prices, subject to the application of Article 4.8, para. 2 hereof. All such sales will be subject to the fee according to the provisions of Article 9, above. Beyond that term of [___________][25], the Licensee shall cease completely to exploit the Marks Granted and the Products. Beyond the above-cited term of [___________][26], the Licensee waives any entitlement whatsoever arising out of this Agreement and concerning the intellectual property rights associated with the Product, whether or not created at the initiative of the Licensee and Marks Granted;

the Licensee shall inform the Licensor of all contracts in process, entered into with third parties, and the Licensor reserves the right to take over these contracts or to require the Licensee to terminate them at the Licensee's cost and expense.

13.2  The Licensor may at its sole discretion oppose the exercise by the Licensee of the right stated in the above paragraph, on condition that (a) it buys back from the Licensee its stock of Products and of POS advertising material, and the raw materials making up the composition of them and the sales supports, that it has in its possession or on order as of the date of cessation of this Agreement, at their cost price, depreciated as appropriate according to the typical commercial principles depending on the type of stock concerned, and (b) it personally deals with the delivery of the orders in process at the expiration of the Agreement.

13.3  At the expiration of the [___________]27period specified in Article 13.1 above, the Licensee undertakes, at the choice of the Licensor, which must have been notified in advance thereof and shall decide on the option, and in any case, at the cost of the Licensee, either to destroy all the stocks of Products and POS material that remain in its possession or to send them back to the Licensor or to any affiliated company of which it will be notified for that purpose, including all packaging, advertising material, POS material and promotional items. The Licensee shall also return to the Licensor or to any affiliated company, or even destroy, at the Licensor's choice, all items, illustrations, moulds, reproductions and other items or articles used by the Licensee or any manufacturer or sub-contractor in connection with the manufacture of the Products over the entire term of this Agreement.

At the Licensor's request, the Licensee shall supply to the Licensor, at the cost and expense of the Licensee, all certificates in good form, made by a Manager or Legal Representative of the Licensee or by any manufacture of the Licensee, relating to the destruction of the stocks under this Article.

ARTICLE 14 - AMENDMENTS TO THE AGREEMENT

14.1 It will be necessary for any agreement providing an exception to this Agreement or supplementing this Agreement and any rider hereto to be drawn up in writing and signed by the parties and appended to the Agreement. Any amendment in this connection will be limited to the specific point for which it will be agreed.

24  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:24.
25  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:25.
26  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:26.
27  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:27.

14.2 If, in the event of an act of God, one of the parties finds itself unable to honour its comments in respect of this Agreement, it will notify its fellow contracting party thereof, so that the parties can jointly agree on equitable adjustments to this Agreement in their mutual interest.

14.3 If one or more of the clauses of this Agreement prove to be deprived of effect, this circumstance will not affect in any way the validity of the other provisions of the Agreement nor the validity of the Agreement overall. The same shall apply in the event that this Agreement should contain omissions. The clause that needs to be deleted, or which is missing, will be replaced by a provision that is legally valid and in line with the purpose of this Agreement.

ARTICLE 15 - CONFIDENTIALITY

15.1 The parties undertake to consider as strictly confidential and to treat as such all information, regardless of its type or medium, gathered from the other party during the performance of this Agreement, including the provisions of this Agreement (hereinafter, the "Confidential Information").

15.2 The Licensor and the Licensee shall be authorised, due to their status as listed companies, to disclose such Confidential Information solely pursuant to a requirement of a regulation that is in effect, in particular a stock-market related regulation, or on injunction from a court or administrative authority, though subject to the explicit reservation that it inform the other party in advance, that it work with the other party on the procedures for the disclosure of the Information in this connection, in particular, that the parties agree in advance and in writing on the procedures for drafting the announcements and press releases, and that it has obtained the prior total written consent of the other party.

15.3 All information known to the public is deemed to be not confidential, unless it is complied in a form that is not known to the public.

15.4 The parties undertake not to disclose or allow to be disclosed, whether directly or through an intermediary, whether in whole or in part, the Confidential Information of which it may have become aware, to any third party whatsoever, with the exception of the employees and/or sub-contractors that need the information to perform their obligations.

15.5 In this connection, the parties undertake to take all necessary measures with respect to their employees and/or service providers to ensure that they are subject to this same confidentiality obligation.

15.6 The parties undertake not to use the Confidential Information in a context other than that of this Agreement.

15.7 Each party undertakes to return to the other party at first request any documents or other media containing Confidential Information that the other party may have given it in the context of the performance of this Agreement, as well as any reproductions thereof.

ARTICLE 16 - NOTIFICATIONS

Any notification performed by either party in the context of the performance of the provisions of this Agreement shall be sent by recorded-delivery mail or by fax to the address of its registered office, to the attention of its legal representative or of any other person duly designated by that party to the party that is making the notification.

All notifications will be deemed to have been served as of either the signature of the receipt with reference to sending by record-delivery mail or the confirmation of good transmission of the fax to the recipient, generated by the sender's fax machine. If the notification occurs on a Saturday or Sunday, or on a holiday observed by the recipient, the notification will be deemed to have been served on the day following which is not a Saturday or Sunday, or a holiday observed by the recipient.

ARTICLE 17 - CONCILIATION / DISPUTES

In the event of disagreement between the Parties concerning the validity, interpretation, performance and/or resolution of one of the provisions of this Agreement, the parties undertake - prior to initiating any formal dispute process - to follow the following conciliation procedure:

-
Initially, a meeting will be held concerning the disagreement between the competent operational managers of each of the parties, at the initiative of the first party to call such meeting, and as soon as possible after the occurrence of the disagreement. The goal of this meeting will be to find a friendly solution to the disagreement at issue. The parties will produce a report of the meeting, approved by both parties.

-
Secondly, if the meeting between the operational managers does not result in a friendly solution, the executives that are officers of each of the parties will meet and apply their best efforts to resolve this disagreement without resorting to the courts. This meeting shall occur as soon as possible and no later than [___________][28]as of the meeting held by the operational managers.

If, despite the conciliation process, a dispute continues on the validity, interpretation, performance and/or resolution of this Agreement, or if one of the parties refuses to perform the process described above diligently and in good faith, this dispute will be referred solely to the courts of law that come under the geographical jurisdiction of the Paris Court of Appeal.

ARTICLE 18 - APPLICABLE LAW

This agreement shall be construed according to French law.

ARTICLE 19 - GENERAL PROVISIONS

19.1	Independent contracting party
For the entire term of this Agreement, the Licensee undertakes to remain an independent contracting party and never, without the explicit prior consent of the Licensor, under this Agreement, in relation with or in the name of the Licensor or of its products or services:

(a)	to be or to act as though it is an agent, employee, associated or affiliated in any way whatsoever of or with the Licensor;
(b)	to have or to attribute to itself the power to extend the Licensor's credit; or
(c)	to accept orders, associate itself in any other way or contract in any way whatsoever in the name of the Licensor.

28  Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:28.

19.2	No waiver
The fact that either party may delay in requiring or may fail to require the other party to perform the provisions of this Agreement strictly shall not be considered to be a waiver of its ability to take action against harm to or breach of this Agreement. The acceptance by the Licensor of any sum of money in respect of this Agreement after any delay or breach by the Licensee in the performance of all or part of its contractual obligations, prior to or after notification or official notice of cause by the Licensor, will also not be considered to be a waiver of its ability to take action against harm to or breach of this Agreement.

19.3	Copies of the Agreement

This Agreement may be drawn up in three copies, each of them being considered to be an original, but all copies, considered jointly, constitute a single instrument.

Executed on 23 March 2006
At Paris
In three (3) original copies

QS HOLDINGS /s/ Peter Bloxham The Licensor	INTER PARFUMS /s/ Philippe Benacin The Licensee

Appendix 1: List of the Marks Granted

▪	QUIKSILVER

▪

▪	ROXY

▪

Appendix 2: List of the Products

Feminine-line Products using the name "ROXY "

1.	Perfume extract
2.	"Eau de Parfum"
3.	"Eau de Toilette"
4.	"Eau de Cologne"
5.	Handbag vaporiser
6.	Handbag roll-on pen
7.	Body lotion
8.	Body milk
9.	Flaky body milk
10.	Body oil
11.	Perfumed body powder
12.	Bath / shower gel
13.	Shower foam
14.	Body rub
15.	Spray deodorant
16.	Face-care and body-care products
17.	Sun care products
18.	Roll-on deodorant
19.	Hair mist
20.	Flaky hair mist
21.	Perfumed shampoo
22.	Soap
23.	Perfumed house candle

Masculine-line Products using the name "QUIKSILVER"

24.	"Eau de Toilette" (*)
25.	"Eau de Parfum" (*)
26.	Aftershave lotion - bottle (*)
27.	Aftershave balm - bottle (*)
28.	Shaving gel
29.	Total shower gel
30.	Total shampoo
31.	Spray deodorant(*)
32.	Stick deodorant(*)
33.	Soap
34.	Body-care and face-care products
35.	Sun care products

(*) The products marked with an asterisk are granted only subject to the prior written consent of the Licensor in accordance with the provisions of Article 2.3.
.

Appendix 3: Launch of New Products

The following operations must be done for a new Product launch:
1.	Consumer target defined and set up (age ranges);
2.	the concept of the products must be defined and set up (new fragrance defined, new bottle, new packaging, colour-coding, the new name, etc.);
3.	the communication policy must be defined and set up (choice of communication channels, choice of media, etc.);
4.	the distribution policy must be defined and set up (choice of distribution channels: selective perfumeries, strategy for price positioning in relation to the competition, etc.)
5.	the new Products must be manufactured, distributed and marketed;
6.	The new Product must be classified into one or more of the following products:

Feminine-line Products
-	Perfume extract
-	"Eau de Parfum"
-	"Eau de Toilette"
-	"Eau de Cologne"
-	Handbag roll-on pen
-	Body lotion
-	Body milk
-	Flaky body milk
-	Body oil
-	Perfumed body powder
-	Bath / shower gel
-	Shower foam
-	Body rub
-	Spray deodorant
-	Roll-on deodorant
-	Hair mist
-	Perfumed shampoo
-	Soap
-	Face-care and/or body-care products
-	Sun care products

Masculine-line Products
-	"Eau de Toilette" (*)
-	"Eau de Parfum" (*)
-	Aftershave lotion - bottle (*)
-	Aftershave balm - bottle (*)
-	Shaving gel
-	Total shower gel
-	Total shampoo
-	Spray deodorant(*)
-	Stick deodorant(*)
-	Soap
-	Body-care and face-care products
-	Sun care products

(*) The products marked with an asterisk are granted only subject to the prior written consent of the Licensor in accordance with the provisions of Article 2.3.

(Cont'd) Appendix 3: Launch of New Products

Launch plan

•	September 2007 :Launch of a first line of women's perfume of "ROXY" (Women I)

•	[___________][29]:Elaboration of the "ROXY" (Women 1) perfume into bath lines and a body line to be defined jointly

•	[___________][30]:Launch of the "QUIKSILVER SUN CARE" (Sun Care 1) line

•	[___________][31]:Launch of a second line of women's perfume of "ROXY" (Women II)

•	[___________][32]:Launch of a first line of men's perfume from "QUIKSILVER" (Men I), after approval by the Licensor

29 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:29.
30 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:30.
31 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:31.
32 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:32.

Appendix 4: ROAD MAP (forecast sales), Art. 7-6

YEAR	WORLD-WIDE NET SALES (sales by Licensee)	LOCAL GROSS SALES (sales by distributors)
2007	[ ________________________________________________________________][33]
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

33 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:33.

Appendix 5: Plan to expand the distribution system (Art. 7-7)

-	[___________][34]:

The priority countries are the following:

▪	Western Europe: France, Spain, Italy, United Kingdom, Germany, Austria, Portugal, Belgium, Netherlands, Scandinavia (Sweden, Denmark, Norway, Finland)
▪	Middle East: Saudi Arabia, Kuwait, Qatar
▪	North America: United States and Canada

-	[___________][35]:

The priority countries are the following:

▪	South America: Brazil, Argentina, Uruguay, Mexico
▪	Eastern Europe: Russia, Poland, Hungary, Czech Republic, Baltic Countries (Lithuania, Latvia, Estonia), Slovenia
▪	Asia: Australia, Japan, Singapore, Korea

34 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:34.
35 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:35.

Appendix 6: List of the competing marks serving as a reference for positioning the Marks in the distribution channels (Articles 4.6, 7.2)

Perfumes

[___________]36

Skin care products

[___________]37

36 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:36.
37 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.126.1:37.

Appendix 7: Quiksilver Ethical Standard of Trade (Quest Code)

CODE DE CONDUITE DES FOURNISSEURS

Quiksilver souhaite avoir des relations d’affaires dans le monde avec des tiers qui respectent la loi, leur culture et les travailleurs qui fabriquent les produits et vêtements Quiksilver.

Quiksilver a développé ce Code de Conduite des Fournisseurs (« Code »), élaboré à partir des standards de base internationaux auxquels Quiksilver demande à ses Fournisseurs de se conformer.

Outre les dispositions spécifiques de ce Code, Quiksilver attend de ses Fournisseurs d’agir raisonnablement à tous points de vue et de faire leurs meilleurs efforts pour s’assurer de la totale absence de conditions abusives, d’exploitation ou illégales sur leur lieu de travail.

I.  Engagement des Fournisseurs

Un Fournisseur de Quiksilver s’engage à :

•	Se conformer au présent Code.

•
Divulguer à Quiksilver le nom et l’adresse de tout Fournisseur de matériaux, composants ou parties de produits, soit revêtus des noms ou logo Quiksilver, soit conçus exclusivement pour être incorporés à des produits Quiksilver, et le nom et l’adresse de tout sous-traitant utilisé par lui dans le cadre de la production de vêtements et produits Quiksilver.

•	Autoriser Quiksilver et ses représentants à inspecter ses ateliers pour s’assurer du respect du présent Code.

•
Traiter uniquement avec des Fournisseurs et sous-traitants qui se conforment au présent Code et qui ont signé une copie du présent Code et qui se sont expressément engagés à permettre à Quiksilver et ses représentants d’inspecter leurs ateliers et documents pour s’assurer du respect du présent Code.

Quiksilver entend faire appliquer le présent Code à chaque ordre d’achat soumis aux Fournisseurs de Quiksilver.

II.  Respect de la Loi

Les Fournisseurs de Quiksilver doivent, à tous points de vue, se conformer aux exigences légales en vigueur du pays dans lequel ils opèrent. Cela inclut l’ensemble des législations sur le travail et sur l’environnement.

III.  Standards de Travail

A.
Salaires et Bénéfices : Les Fournisseurs doivent verser à tous les employés qui fabriquent des vêtements, produits ou composants Quiksilver, les salaires et bénéfices minimums requis par la loi locale.

B.
Heures supplémentaires : Les Fournisseurs n’exigeront pas de leurs employés de travailler au-delà du nombre d’heures journalières ou hebdomadaires autorisées par la loi du pays de fabrication. Lorsque les heures supplémentaires sont autorisées par la loi locale, elles doivent être compensées au meilleur taux, s’il y en a, requis par la loi applicable.

C.	Travail des Enfants : Aucun Fournisseur ne peut employer de personnes de moins de 14 ans, ou de moins de l’âge limite stipulé par la loi du pays de fabrication, même s’il est plus élevé.

D.	Travail Forcé : Aucun Fournisseur ne peut utiliser le travail forcé, sous quelque forme que ce soit, que ce soit le travail des prisonniers, le travail des apprentis, le travail en esclavage ou autre.

E.	Discrimination et Harcèlement : Aucun employé ne pourra être soumis à de quelconque discrimination, harcèlement ou abus illégaux sur le lieux de travail.

F.
Santé et Sécurité : Le lieux de travail doit être sûr et sain, et les Fournisseurs doivent se conformer à tous points de vue à toutes les lois applicables concernant la fourniture d’un environnement de travail sûr, hygiénique et sain. Les Fournisseurs doivent entreprendre toutes les démarches pour prévenir les accidents et maladies du travail, et doivent former les employés à utiliser des pratiques de travail sûres.

G.
Chaînes de Sécurité de l’approvisionnement : Nous exigeons des pratiques de sécurité raisonnables pour éliminer la vulnérabilité de notre chaîne globale d’approvisionnement contre le terrorisme, les transbordements, la contrebande et toutes autres activités illégales associées à l’importation.

IV.  Conformité

Quiksilver requiert de ses Fournisseurs qu’ils aident et coopèrent à la diffusion de ce Code.

Quiksilver, par l’intermédiaire de ses représentants, peut inspecter les ateliers de tout Fournisseur, et les ateliers de tout sous-traitant qui devra coopérer pleinement et faciliter l’accès de tous ateliers et documents permettant de s’assurer du respect du présent Code.

Quiksilver peut fournir des conseils à ses Fournisseurs et leurs propres Fournisseurs et sous-traitants pour leur permettre de se conformer au présent Code, mais Quiksilver se réserve en tout état de cause le droit de refuser de continuer à faire du commerce avec un Fournisseur qui ne respecte pas le présent Code, et d’exiger de ses Fournisseurs de ne pas faire d’affaires avec des Fournisseurs ou sous-traitants qui ne se conformeraient pas au présent Code.

V.  « Quiksilver »

Dans le présent document « Quiksilver » comprend Quiksilver, Inc., toute filiale et toute personne ayant reçu licence de sa part d’utiliser ses marques, et toute personne ayant reçu licence de Quiksilver International Pty Ltd d’utiliser ses marques.

Appendix 8 : Licencee’s brand names under Licence

•	BURBERRY

•	LANVIN

•	PAUL SMITH

•	ST DUPONT

•	CHRISTIAN LACROIX

•	CELINE

•	NICKEL